Exhibit 10.10

26 March 2019

MASCOT JVCO (CAYMAN) LIMITED
as the Lender

and

MASCOT HOLDCO 1 (HK) LIMITED
as the Borrower

INTERCOMPANY LOAN AGREEMENT

(INVESTMENT PROCEEDS)

THIS AGREEMENT is dated 26 March 2019

PARTIES:

(1)	MASCOT JVCO CAYMAN LIMITED, an exempted limited company incorporated in the Cayman Islands with registration number 344453 and having its registered office at Conyers Trust Company (Cayman) Limited, P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, Cayman Islands (the Lender); and

(2)	MASCOT HOLDCO 1 (HK) LIMITED, a company incorporated with limited liability under the laws of Hong Kong (the Borrower)

(together the parties and each a party).

WHEREAS:

(1)	Pursuant to a combination agreement (the Combination Agreement) dated 7 December 2018 (as amended pursuant to an amendment agreement dated 19 December 2018) between, among others, Mascot Bidco Oy (the Offeror) and Amer Sports Corporation (the Target) the Offeror agreed to launch a voluntary public tender offer for all issued outstanding shares of the Target (other than any shares in the Target held by the Target or its subsidiaries), subject to the terms and conditions of the Combination Agreement and satisfaction of certain conditions (the Transaction)..

(2)	In connection with the Transaction, the Lender has agreed to advance funds to the Borrower by way of a loan, in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	The following words and phrases shall have the following meanings where used in this Agreement, except where the context otherwise requires.

Bidco means Mascot Bidco Oy.

Business Day means a day, other than a Saturday or Sunday or public holiday on which banks are generally open in London, Hong Kong, and Helsinki for general commercial business.

Liabilities means any amounts owed by the Borrower to the Lender under this Agreement.

Principal Amount means the sum of EUR 2,080,363,462.14, plus the amount of any accrued capitalised interest to be added to this amount in accordance with Clause 3.3 (Interest).

Repayment Date means the earlier of:

(a)	the date on which the Combination Agreement terminates without the Tender Offer having been completed; and

(b)	the date falling 10 years after the date of this Agreement.

Senior Facilities Agreement means the senior facilities agreement to be entered into on or about the date of this Agreement between, among others, Bidco, the Mandated Leads Arrangers (as defined therein), J.P. Morgan Europe Limited (as agent) and Wilmington Trust (London) Limited (as security agent).

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Shares means the issued share capital of the Borrower owned or controlled by the Lender.

Tender Offer has the meaning given to it in the Combination Agreement.

1.2	In this Agreement, unless the context requires otherwise:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(b)	references to a party means a party to this Agreement and shall be construed so as to include its successors in title, personal representatives, permitted assigns and permitted transferees;

(c)	references to a paragraph or Clause are to those of this Agreement;

(d)	headings do not affect its interpretation;

(e)	the singular shall include the plural and vice versa, and references to one gender include all genders;

(f)	references to any document or any other agreement or instrument is a reference to that document, agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(g)	references to any English law legal term or concept shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction; and

(h)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as merely illustrative and shall not limit the sense of the words preceding those terms.

1.3	Except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii), except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a party under this Agreement.

1.4	If there is any inconsistency between any definition set out in this Clause 1 and a definition set out in any other clause, then, for the purposes of construing that clause, the definition set out in that clause shall prevail.

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2.	Loan

Subject to the terms of this Agreement, the Lender shall lend, and the Borrower shall borrow, the Principal Amount.

3.	Interest

3.1	Interest shall accrue on the outstanding amounts of the Liabilities until and including the day of actual repayment, which rate will be equal to:

(a)	the rate of interest from time to time payable by the Borrower in respect of Facility B under the Senior Facilities Agreement;

plus

(b)	0.25%,

and shall be calculated on the basis of actual number of days elapsed and a year of 360 days (Interest), provided that the Lender and the Borrower may amend the rate of Interest from time to time.

3.2	Subject to Clause 3.3 below and the terms of the Secured Debt Documents, the Borrower shall pay to the Lender the accrued Interest in cash in arrears from time to time when agreed between the Lender and the Borrower.

3.3	Accrued and unpaid interest shall be capitalised and added to the outstanding Principal Amount on 31 December each year. Upon capitalisation, such interest shall be treated for all purposes as part of the Principal Amount and in particular shall bear interest in accordance with this Clause 3.

4.	Repayment

The Borrower shall repay the Principal Amount (together with all interest accrued on the Principal Amount) on the Repayment Date.

5.	Payments

5.1	All payments to be made under this Agreement shall be made on the relevant due date in euros and in immediately and freely available same day funds without any deduction or withholding for or on account of tax (unless required by law).

5.2	If the due date for any payment under this Agreement is not a Business Day, such payment shall be made on the next following Business Day.

5.3	All payments due to be made by the Borrower shall be made into such bank account as the Lender may specify in writing from time to time.

6.	Assignments and Transfers

6.1	Subject to Clause 6.2, no party shall assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement other than, in the case of the Lender, by way of a security assignment over any receivables from the Borrower under this Agreement without the consent of the other party to this Agreement.

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6.2	If the Lender transfers (a) any Shares or (b) any proportion of the Principal Amount to another person, the Lender shall assign and transfer to such person, in the event of (a), the same proportion of the Principal Amount (and the right to receive interest accruing thereon) as the proportion that the number of Shares being transferred by the Lender to such persons bears to the overall number of Shares held by the Lender immediately prior to such transfer or, in the event of (b), the same proportion of Shares held by the Lender at the relevant time as that proportion of the Principal Amount being transferred by the Lender to such person bears to the overall Principal Amount outstanding at the relevant time.

7.	Invalidity

Each of the provisions of this Agreement is severable. If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the law of any other jurisdiction shall in any way be affected or impaired as a result of this Clause 9.

8.	Waiver of Rights

No waiver by the Lender or the Borrower of a failure by the other party to this Agreement to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

9.	Notices

9.1	Any communications to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

9.2	The address and fax number of each Party for any communication or document to be made or delivered under or in connection with this Agreement shall be the address and fax number as notified by the Lender and the Borrower to each other from time to time.

10.	Amendments

A variation of this Agreement is valid only if it is in writing and signed by or on behalf of the Lender and the Borrower.

11.	Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

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12.	Third party rights

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong) or any other statutory provision to enforce any of its terms.

13.	Governing Law and Jurisdiction

13.1	This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

13.2	Any Dispute shall be referred to, and finally resolved by, arbitration administered by the Hong Kong International Arbitration Centre (the HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

13.3	The tribunal shall consist of three arbitrators; one appointed by the applicant(s), one appointed by the respondent(s) and one who shall be appointed by the mutual agreement of the other two arbitrators. The seat of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English.

13.4	Notwithstanding this Clause 13, the parties shall retain the right to seek injunctive or interlocutory relief from any court of competent jurisdiction pending the commencement or determination of any arbitration proceedings.

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As witness this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

For and on behalf of

MASCOT JVCO (CAYMAN) LIMITED

By:	/s/ TAO Tak Yan Dennis
Name:	TAO Tak Yan Dennis
Title:	Director

Signature Pages to the Intercompany Loan Agreement (JVCo to HK TopCo) – Investment Proceeds

For and on behalf of

MASCOT HOLDCO 1 (HK) LIMITED

By:	/s/ TAO Tak Yan Dennis
Name:	TAO Tak Yan Dennis
Title:	Director

Signature Pages to the Intercompany Loan Agreement (JVCo to HK TopCo) – Investment Proceeds